Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Novatel Wireless, Inc. and subsidiaries:

We consent to the use of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Novatel Wireless, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, the accompanying financial statement Schedule II, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

San Diego, California
August 13, 2007